Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT

We consent to the inclusion in this Registration Statement of China Commercial Credit, Inc. on Form S-1 Amendment #2 of our report dated June 27, 2012, with respect to our audits of China Commercial Credit, Inc. and its affiliates, specifically the balance sheets of Wujiang Luxiang Rural Microcredit Co., Ltd as of December 31, 2011 and 2010, and the related statements of operations and comprehensive income, changes in shareholders' equity and cash flows for the years then ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading "Experts" and "selected financial data" in such Prospectus

/s/  Marcum Bernstein & Pinchuk LLP

Marcum Bernstein & Pinchuk LLP
New York, New York
February 14, 2013

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